Exhibit 99

May 10, 2007

Dear Stockholder:

Cecil Bancorp, Inc. (Nasdaq: CECB) is excited about our continued steady growth. Our net income for the quarter ended March 31, 2007 increased $203,000 to $755,000 compared to a net income of $552,000 for the same period in 2006, which is a 36% increase. Our total assets increased 29% from $280,043,000 as of March 31, 2006 to $362,973,000 as of March 31, 2007, which is an increase of over $82 million.

On March 20, 2007, the Board of Directors of Cecil Bancorp, Inc. declared a cash dividend on the Company’s outstanding shares of common stock. We are enclosing a check in payment of the cash dividend in the amount of $.05 per share payable on May 10, 2007 to stockholders of record at the close of business on April 27, 2007.

If you are interested in purchasing more Cecil Bancorp, Inc. stock or enrolling in the Dividend Reinvestment Plan, please give Jennifer Carr a call at (410) 398-1650 and she would be happy to assist you.

Don’t forget, Cecil Bank offers COMPLETELY FREE Internet Banking and COMPLETELY FREE E-Statements.

As always, we thank you for your continued support and look forward to serve the stockholders of Cecil Bancorp, Inc.

Sincerely,

Mary Beyer Halsey	Charles F. Sposato
President and CEO	Chairman of the Board